[Kingery & Crouse, P.A. Letterhead]

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

nFinanSe Inc.
3923 Coconut Palm Drive, Suite 107
Tampa, FL 33619

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 4, 2008 (except for the first bullet of Note B and the third and fourth paragraphs of Note L as to which the date is March 28, 2008) relating to the consolidated financial statements of nFinanSe Inc., which is included in the Annual Report on Form 10-KSB of nFinanSe Inc., filed on March 28, 2008.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A..
Tampa, FL

June 3, 2008

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618
PHONE: 813.874.1280  ■  FAX: 813.874.1292  ■  WWW.TAMPACPA.COM